Exhibit 5.1

November 13, 2023

Cemex, S.A.B. de C.V.

Ricardo Margain Zozaya #325,

Col. Valle del Campestre, C.P. 66265,

San Pedro Garza Garcia, Nuevo León, México

Ladies and Gentlemen:

We have acted as special Mexican counsel to Cemex, S.A.B. de C.V. (the “Company”), in connection with Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof with the United States Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), related to the registration of 1,098,884,212 Series A shares, no par value, and 549,442,106 Series B shares, no par value, of the Company (collectively the “Shares”), which have been issued in the form of ordinary participation certificates (certificados de participacion ordinarios) (the “CPOs”), available for future issuance under the Company’s Long Term Incentive Plan. Each CPO has been issued by Banco Nacional de Mexico, S.A. (the “Trustee”), as trustee under a Mexican trust agreement between the Company and the Trustee (the “CPO Trust Agreement”). Each CPO represents an economic interest in, and certain voting rights in respect of, two Series A shares and one Series B share.

In rendering the opinion expressed below, we have examined copies of the following documents:

(a)	the Registration Statement; and

(b)	the by-laws (estatutos sociales) of the Company contained in the public deeds listed in Exhibit A hereto.

In rendering this opinion, we have assumed, without any independent investigation or verification of any kind (i) the genuineness of all signatures, including electronic signatures, stamps or seals contained in all documents submitted to us, (ii) the authenticity of all documents submitted to us as originals, the conformity to authentic original documents and completeness of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents, (iii) that the by-laws (estatutos sociales) of the Company have not been further amended, and (iv) the power and authority of each signatory to the documents we have reviewed, under all applicable laws and constitutive or similar documents, to enter into and perform their obligations thereunder.

1

As to questions of fact material to the opinions hereinafter expressed we have, when relevant facts were not independently established by us, assumed and relied upon the accuracy of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. We have not made any investigation at any public registry.

We express no opinion as to any laws other than the federal laws of the United Mexican States (“Mexico”) and we have assumed that there is nothing in any other laws that affects our opinion. In particular, we have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations contained herein, we are of the opinion that:

1.	All of the Shares of the Company have been validly authorized and issued and are fully paid and non-assessable.

2.

Upon the issuance of the CPOs pursuant to the terms of the CPO Trust Agreement, the CPOS will have been validly issued and will entitle the holders of the CPOs to the rights set forth in the CPO Trust Agreement.

This opinion is based on the federal laws of Mexico in effect on the date hereof and we express no opinion as to any laws other than such laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Galicia Abogados, S.C.
Galicia Abogados, S.C.

2

EXHIBIT A

a.	Public deed number 94 dated May 28, 1920, granted before Mr. Carlos Lozano, notary public of Monterrey, Nuevo León, containing the incorporation of the Company; and

b.

Public deed number 28,108 dated March 24, 2022, granted before Mr. Ignacio Gerardo Martínez González, notary public number 75 of San Pedro Garza Garcia, Nuevo León, containing the current by-laws (estatutos sociales) of the Company.